                                                               EXHIBIT 99.(a)(4)
                           OFFER TO PURCHASE FOR CASH

                        1,478,036 SHARES OF COMMON STOCK

                                       OF

                        UNITED OKLAHOMA BANKSHARES, INC.

                                       AT

                              $0.50 NET PER SHARE

                                       BY

                             AMERIBANK CORPORATION

                                NOVEMBER 3, 1995

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., OKLAHOMA CITY TIME, ON MONDAY, DECEMBER 4, 1995, UNLESS THE OFFER IS EXTENDED.

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

The undersigned, Ameribank Corporation, an Oklahoma corporation (the "Purchaser"), is making an offer to purchase 1,478,036 shares of Common Stock, par value $1.00 per share (the "Shares"), of United Oklahoma Bankshares, Inc., an Oklahoma corporation (the "Company"), at a purchase price of $0.50 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated November 3, 1995 (the "Offer to Purchase"), and the related Letter of Transmittal (which together constitute the "Offer") enclosed herewith.

Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which, together with the number of Shares beneficially owned by the Purchaser prior to the commencement of the Offer, represents at least a majority of the total number of outstanding Shares on a fully diluted basis, and (ii) the Purchaser receiving regulatory approval, authorization and consent from all governmental and quasi-governmental agencies having or claiming jurisdiction over the Company and/or the Purchaser, including without limitation, the Board of Governors of the Federal Reserve System and the Commissioner of the Oklahoma Department of Banking, in form, scope and substance satisfactory to the Purchaser, in the Purchaser's sole discretion, to acquire up to Ninety-Four Percent (94%) of the outstanding shares of Common Stock of the Company. If more than 1,478,036 Shares are validly tendered and not withdrawn prior to the Expiration Date (as defined in the Offer to Purchase), the Purchaser reserves the right to purchase such additional





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Shares or to purchase Shares tendered on a pro rata basis, disregarding fractions, according to the number of Shares tendered by each shareholder during the Offer pursuant to Rule 14d-8 of the Securities Exchange Act of 1934. The Offer is also subject to other terms and conditions contained in the Offer to Purchase. See the Introduction and Sections 1, 13 and 14 of the Offer to Purchase.

Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

         1.      Offer to Purchase, dated November 3, 1995.

         2. Letter of Transmittal to tender Shares for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

         3. Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares are not immediately available or if such certificates and all other required documents cannot be delivered to Liberty Bank & Trust Company of Oklahoma City, N.A. (the "Depositary") by the Expiration Date.

         4. A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

         5. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

         6.      A return envelope addressed to the Depositary.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., OKLAHOMA CITY TIME, ON MONDAY, DECEMBER 4, 1995, UNLESS THE OFFER IS EXTENDED.

In order to accept the Offer, a duly executed and properly completed Letter of Transmittal, together with any required signature guarantees and any other documents required by the Letter of Transmittal, should be sent to the Depositary and certificates representing the tendered Shares should be delivered, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents on or prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.





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Except for services provided by Regan & Associates, Inc., the Purchaser will not pay any commissions or fees to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from Regan & Associates, 15 Park Row, New York, NY 10038, 1-800-737-3426.

Very truly yours,




AMERIBANK CORPORATION
201 North Broadway
Shawnee, OK

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, THE COMPANY OR THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.





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